Exhibit 10.28

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS
EXHIBIT, WHICH PORTIONS HAVE BEEN OMITTED AND REPLACED WITH [****] AND FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Professional Manufacturing Service Agreement
(for Use with Manufacturing Services Only)

This Agreement is hereby entered into on this 17th day of January, 2005 (the “Effective Date”) by and between Packeteer, Inc. , of 10201 N. DeAnza Blvd., Cupertino, CA 95014 (hereinafter “Packeteer”), and Plexus Services Corp., of 55 Jewelers Park Drive, Neenah, WI 54956, (hereinafter “Plexus”).

1.	DEFINITIONS

a.	Affiliates

Any corporation or other entity controlled by, controlling, or under common control with any other corporation or entity. “Control” means the direct or indirect beneficial ownership of at least fifty (50%) percent of the voting stock of, or at least a fifty (50%) percent interest in the income of, such corporation or entity, or the power to elect at least fifty (50%) percent of the directors or trustees of such corporation, or such other relationship which in fact constitutes actual control.

b.	Assembly or Assemblies

Shall mean the systems that Plexus will manufacture for Packeteer and which has completed all aspects of manufacture including, but not limited to, test and packaging.

c.	Component Value

Shall mean Plexus’ standard cost for a given Component plus mark-up as defined in Plexus’ then effective quote for an applicable Assembly.

d.	Components

Shall mean any and all material used in the manufacture of Packeteer’s Assemblies.

e.	Customer-Supplied Components

Shall mean Components in Plexus’ possession that are provided by Packeteer at no charge or at the then current Component Value less the Plexus markup to be used solely for the manufacture of Packeteer’s Assemblies. Plexus shall pay such Packeteer invoice net 30 day from date of invoice unless otherwise agreed.

f.	Demand

Shall mean quantities of Assemblies required by Packeteer and communicated to Plexus via Forecast and/or Packeteer’s Purchase Orders.

g.	Engineering Change (“EC”)

Shall mean mechanical, software, electrical, design and/or specification changes which, if made to the Assemblies, would affect the form, fit, function, delivery schedule, performance, reliability, appearance, dimensions, tolerance, safety or purchase price of such Assemblies or which would require any additional test.

h.	Excess Components

Shall mean those Components procured by Plexus in accordance with Section 4 and that (i) are projected to be consumed by Plexus in the manufacture of Assemblies in greater than [****] days based on Packeteer Demand, or (ii) have remained in Plexus inventory for greater than [****] days; provided, however, that, in each case, such value of the specific Excess Component exceeds $[****].

i.	Forecast

“CONFIDENTIAL TREATMENT REQUESTED”

Shall mean a non-binding nine (9) month rolling estimate of requirements provided by Packeteer for each Assembly including the quantities to be manufactured and the requested Delivery Date.

j.	Manufacturing Lead-Time

Shall mean the lead-time communicated by Plexus to Packeteer to kit Components and manufacture an Assembly.

k.	Obsolete Components

Shall mean those Components procured by Plexus in accordance with Section 4 and that have been removed from the bill of materials of all Assemblies, or which appear on an Assembly bill of materials that has no Demand.

l.	OX Components

Shall mean Obsolete Components and Excess Components.

m.	OX Report

Shall mean the report issued by Plexus as described and defined in Section 2.b. below. The report shall distinguish between Obsolete Components and Excess Components

n.	Purchase Order

Shall mean an order by Packeteer, communicated via EDI, email, facsimile or other means, to purchase Assemblies, at a stated quantity, unit price, and delivery date.

o	. Quarterly Business Review (“QBR”)

Shall mean a strategic business meeting between Packeteer and Plexus to discuss current business issues and opportunities as further defined in Section 6.

p.	Software

Shall mean any and all source and object code installed in the Assemblies as detailed in the Specifications. Third party software licensed by Packeteer shall be subject to Section 4.4 of this Agreement. Unless otherwise mutually agreed upon in writing by Plexus and Packeteer subject to Section 4.1(c), all Software installed into the Assemblies by Plexus shall be supplied by Packeteer. Packeteer supplied Software shall be provided to Plexus at no charge.

q.	Specifications

Shall mean the manufacturing and test specifications and other documentation for the Assemblies, which Specifications are set forth in Addendum 3 hereto. All such Specifications shall be deemed Packeteer confidential and subject to the confidentiality requirements set forth herein. Changes to the Specification shall be managed via the EC process set forth in Section 9.

r.	Supplier

Shall mean any vendor, including Packeteer, that provides Components or services to Plexus.

2.	PURPOSE, SCOPE, AND APPLICABLE DOCUMENTS

This Agreement sets forth the terms and conditions under which Plexus will manufacture Assemblies for Packeteer and provide related services, other than fulfillments services, which are set forth in the Order Fulfillment Services Agreement and Order Fulfillment Statement of Work dated January 17, 2005, or design services or other services which shall be agreed upon in a separate agreement. In the event that such a separate written agreement is not signed, such services shall be performed in accordance with the Order Fulfillment Services Agreement with the exception of the warranty provision (Section 5 thereof), which shall be agreed upon by the parties in writing prior to the engagement of any such services. All manufacture of Assemblies by Plexus shall be solely for Packeteer and not for Plexus’ own internal use or other customers. Plexus shall deliver to Packeteer’s specified location only that quantity of Assemblies specified in Packeteer’s Purchase Orders, at prices and by the Delivery Dates set forth in such accepted Purchase Orders. Packeteer reserves the right to act in its discretion to meet its requirements for Assemblies, internally, from Plexus or from any other sources.

Unless otherwise agreed, all manufacture shall be conducted in Nampa, Idaho. In the event Plexus chooses to

“CONFIDENTIAL TREATMENT REQUESTED”

relocate any of its manufacturing or other services being performed on the behalf of Packeteer, Plexus agrees to provide Packeteer not less than one hundred and eighty (180) prior written notice before making any such relocation change.

Each party shall appoint a technical coordinator to maintain technical liaison with the other party hereto in connection with the manufacture of the Assemblies. Communication between the parties regarding design or engineering of the Assemblies shall be between the designated coordinators.

The parties agree that (i) each of Plexus’ and Packeteer’s Affiliates shall be entitled to the rights and benefits afforded Plexus and Packeteer, respectively, hereunder, and (ii) Plexus and Packeteer shall cause any such Plexus or Packeteer Affiliate participating in this Agreement to perform the obligations of Plexus and Packeteer, respectively, hereunder as if named a party herein. Each party shall be liable for the failure of any of its Affiliates to so perform hereunder. No Plexus Affiliate shall perform services under this Agreement without the express prior written consent of Packeteer.

This Agreement contains the following Addendums, which are incorporated herein and made part of this Agreement:

Addendum 1 – Pricing as of the Effective Date
Addendum 2 – Quality Plan
Addendum 3 – Specifications
Addendum 4 – Reports
Addendum 5 – Transition Plan

In the event of any conflict between this Agreement and the Addendums attached hereto, the Addendums shall control.

3.	TERM

The term of this Agreement shall be from the Effective Date and continue for a period of twelve (12) months, and shall be automatically extended for successive terms of one (1) year each unless either party terminates this Agreement subject to Section 15 below.

4.	FORECASTS/ORDERING/INVENTORY/DELIVERY/TITLE

4.1	Forecasts and Purchase Orders

a.	Forecasts. Packeteer agrees to provide Plexus an updated Forecast each month for each Assembly manufactured by Plexus.

b. Purchase Orders. Packeteer agrees to issue Purchase Orders for an Assembly thirty days prior to the Delivery Date. So long as the Purchase Order is reasonably consistent with the quantity and type of Assemblies set forth in Packeteer’s previously issued Forecasts (e.g. within plus or minus [****]% or Section 4.2 below), which Forecasts provide Plexus reasonably sufficient lead-times to procure Components, and subject to Component availability from the supply chain, Plexus will accept the Purchase Order. Plexus shall provide Packeteer an acknowledgement of receipt of a Purchase Order within one (1) business day. Plexus may reject the Purchase Order if unable to procure Components. Any rejection by Plexus of a Purchase Order shall be accompanied with an explanation of the reasons for the rejection within five (5) business days of receipt of the Purchase Order or such Purchase Order shall be deemed accepted. Plexus will make reasonable efforts to accommodate all Purchase Orders. If Plexus rejects a Purchase Order solely due to the Delivery Date specified by Packeteer, Plexus shall along with its explanation of the reason for the rejection provide an alternative acceptable Delivery Date for Packeteer’s written approval. Upon acceptance of each Purchase Order, Plexus will manufacture, conduct final testing and package the Assemblies called for by such Purchase Order all in accordance with Packeteer’s Specifications.

“CONFIDENTIAL TREATMENT REQUESTED”

c. Component Procurement. Unless otherwise agreed by the parties, Plexus will procure only those Components necessary to fulfill Demand and for which the Component lead-times require that Plexus procure such items in advance. Notwithstanding the forgoing, Plexus will provide Packeteer with a list (a “LLT Component List”) of all Components having a lead-time longer than ninety (90) days (“LLT Components”) at each QBR. So long as a LLT Component has been included on a LLT Component List previously provided to Packeteer, Plexus shall be entitled to procure the same. If a Component becomes a LLT Component between QBRs, Plexus will notify Packeteer of the same, and add the Component to the LLT Component List, prior to procuring the same. Further, Plexus shall at each QBR, or more frequently if requested by Packeteer, provide Packeteer a list of the lead-times for all required Components and a list of Components subject to minimum or economical order quantities. The LLT Component List may be included in such list so long as Plexus makes clear the lead-time of these Components. Packeteer acknowledges that Plexus may be required by Suppliers to procure Components in minimum or economic order quantities and that such quantity may exceed Packeteer’s actual Demand. Packeteer will be liable for any such minimum or economic order quantities so procured by Plexus, provided that Packeteer has provided Plexus written approval to order such minimum or economic order quantities. Plexus shall notify Packeteer of such instances where minimum or economical order quantities would reduce the Component Value. Should any third party Software be included in the Assemblies manufactured by Plexus hereunder, Packeteer and Plexus will work together to determine (i) whether Packeteer or Plexus will be the direct licensee of such Software, and (ii) in the event Plexus is to be responsible for licensing such third party Software, the scope of an appropriate license to seek from such third party Software provider, including the right to sublicense such Software to Packeteer and Packeteer’s customers. Plexus will install all Software in accordance with the Specifications.

d. Manufacture of Assemblies. Plexus will manufacture Assemblies to support the Delivery Date set forth in Packeteer’s accepted Purchase Order. Plexus will communicate to Packeteer on hand quantities of manufactured Assemblies (finished goods inventory reporting) weekly, or as frequently as may otherwise be requested by Packeteer. Such finished Assembly Report shall include such information as Packeteer specifies and shall be in a format as reasonably requested by Packeteer.

4.2 Demand Changes and Cancellation

Within [****] days of the Delivery Date (the “Frozen Period”), Purchase Orders may not be changed in relation to: (i) the quantities (increase or decrease), (ii) rescheduling the Delivery Date (accelerated or delayed) or (iii) cancellation. Packeteer shall be entitled to change quantities (increase or decrease) or reschedule delivery (acceleration or delay), or cancel Purchase Orders with a Delivery Date extending beyond the Frozen Period according to the table below (provided that any acceleration or increase is subject to Component availability):

Number of days
prior to Delivery Date	% Change
[****]	+/-[****]	%
>[****]	+/-[****]	%

Packeteer may reschedule Purchase Orders as often as Packeteer chooses, but such rescheduling shall be in accordance with the above limits and will not exceed a maximum of [****] days from the originally scheduled Delivery Date unless mutually agreed to in writing. In addition, in the event a Purchase Order is cancelled inside the [****] day Frozen Period, Packeteer will pay Plexus, within thirty (30) days of the date of Plexus’ invoice, for any Assemblies in Plexus finished goods inventory that are subject to Packeteer’s cancellation at the full applicable price of the same. With respect to any work-in-process that is cancelled by Packeteer during the Frozen Period, Packeteer shall, at its choosing, either (i) direct Plexus to complete the assembly of work-in process into Assemblies and pay Plexus the full applicable price of the same, or (ii) direct Plexus to cease manufacturing and pay Plexus for the work-in-process based on percentage completion, as reasonably determined by the parties. Plexus agrees to use its reasonable efforts to return, reuse, or sell any Components covered by the canceled portion of the applicable Purchase Order. Plexus will make good faith efforts to effectively minimize costs associated with such cancellation. Any changes in Demand will be subject to Component liability under Section 7.

“CONFIDENTIAL TREATMENT REQUESTED”

Plexus will make all reasonable efforts to accommodate any increase in Demand by Packeteer. Plexus will notify Packeteer as soon as practicable of any Components impeding Packeteer requested increase in Demand. Should any additional costs be required to expedite delivery of Assemblies or Components to meet Packeteer’s increase in Demand, Plexus will notify Packeteer of the same and, if approved by Packeteer, Packeteer shall pay Plexus for such additional cost subject to Section 5.

Plexus agrees to use its reasonable effort to accommodate changes in versions or Engineering Changes of an Assembly within a reasonable time after receiving a written request for such change.

4.3	Delivery

The delivery date for an Assembly will be the delivery date set forth in Packeteer’s Purchase Order accepted in writing by Plexus (the “Delivery Date”). Assemblies will be shipped by Plexus FCA (Incoterms 2000) Plexus’ plant of manufacture. Completed Assemblies will be deemed delivered and title and risk of loss shall be transferred to Packeteer upon Plexus’ release of Assemblies to the carrier for shipment or stocking of the Assemblies in its finished goods inventory, whichever comes first. Assemblies shall not be deemed complete until they have passed all quality requirements set forth in the Quality Plan. Plexus is responsible for insurance for the Assemblies while the Assemblies are under Plexus’ control and will name Packeteer as loss payee under such insurance. Plexus will not cause to occur any lien or encumbrance on Customer-Supplied Components and shall insure the same at the replacement value thereof while in its possession under the terms of Plexus’ then current insurance policies and Packeteer shall be named a loss payee. Packeteer may specify the carrier by so indicating within a mutually agreeable, reasonable period of time prior to shipment.

Delivery in Installments. Plexus may fill a Purchase Order in installments, but only in mutually agreeable partial quantities and at mutually agreeable intervals.

In the event of a shortfall of production or deliveries where Plexus will not meet Packeteer’s Delivery Dates, Plexus shall allocate to Packeteer a percentage of its capacity not less than Packeteer’s percentage share of Plexus’ total manufacturing capacity using the same manufacturing facilities during the three (3) months prior to the first month in which the shortfall occurred.

4.4	Components and Software Supplied by Packeteer

Packeteer may provide Plexus with Customer-Supplied Components, Software or Components purchased by Plexus from Packeteer that are required to manufacture Packeteer’s Assemblies. Packeteer will be responsible as a Supplier to Plexus for the quality and on-time delivery of such Customer-Supplied Components and Software supplied to Plexus by Packeteer. Title and risk of loss to Customer-Supplied Components and Software shall at all times remain with Packeteer. Plexus will not cause to occur any lien or encumbrance on Customer-Supplied Components or Software and shall insure the same at the replacement value thereof while in its possession under the terms of Plexus’ then current insurance policies reasonably acceptable to Packeteer and Packeteer shall be named a loss payee. Any Customer-Supplied Components and Software incorporated in the Assemblies will be without warranty by Plexus of any kind, however, Plexus agrees to reasonably work with Packeteer to obtain warranty from the manufacturer of such Components or Software.

Packeteer’s inability to provide defect-free Customer-Supplied Components or Software in a timely manner may affect Plexus’ ability to meet Delivery Dates. Any additional expenses that Plexus must incur due to delayed shipment resulting from a quality or delivery issue from Packeteer will be borne by Packeteer. In addition, Plexus reserves the right to define a new Delivery Date based upon the availability and condition of Components or Software supplied by Packeteer.

Packeteer may identify to Plexus certain Components and/or Software that must be used in the manufacturing, test or packaging of the Assemblies. These Components and/or Software may be consigned by Packeteer as Customer-Supplied Components or Packeteer supplied Software or Plexus may be directed by Packeteer to purchase such Components from Packeteer’s approved vendor list (AVL). If Plexus offers an alternative to Packeteer’s AVL, the alternative must be approved in writing by Packeteer prior to use in production of the Assemblies.

“CONFIDENTIAL TREATMENT REQUESTED”

If computer programming or programmed Software is incorporated in the Assemblies, procurement of such programming shall be the responsibility of Plexus or Packeteer as set forth in the applicable Specifications or Bill of Materials. Plexus shall comply with any restrictions or payment obligations imposed by the original source. There shall be no payment or reimbursement obligation on Packeteer’s part for programming obtained or provided by Plexus unless such payments or reimbursements are set forth in a Bill of Materials that indicates that Packeteer has accepted such obligation (any such costs will be included in Plexus’ quotes). Programmable parts should be programmed as close to the manufacturing date as practical to reduce material costs. Packeteer will be liable for a maximum of three (3) weeks inventory (based on future Demand) on programmed parts that are scrapped due to changes in programming.

5.	PRICING/PAYMENT/INSURANCE

5.1	Pricing

The purchase price per Assembly and other costs to be paid by Packeteer for Assemblies are specified in Addendum 1. Plexus labor and machine rates, including Plexus profit and markup rates shall be fixed for the initial [****] of this Agreement. Following the [****] period, any price changes shall be mutually agreed upon by the parties. Subject to the effect of any change to the bill of materials (including the Supplier of a Component), which shall be addressed under the process set forth in Section 9, Prices for Components and Software licensed directly by Plexus shall be [****]. Both parties agree to pay for their respective travel and travel related out-of-pocket costs unless otherwise specifically agreed to in writing. The prices quoted do not include, unless specifically stated otherwise, the cost for testing (except with respect to testing set forth in the Quality Plan or Specifications required to be performed by Plexus)and/or submittals for Assembly approvals or any annual file maintenance fee, such as for UL, VDE, CSA or FCC. Prior to any such services outside of this Agreement being provided by Plexus or Plexus incurring any costs which it will look to Packeteer to reimburse, the parties must first mutually agree to such terms and conditions in writing and Packeteer must issue a Purchase Order to Plexus for such services. Unless otherwise agreed by Plexus in writing, prices quoted are FCA Plexus’ manufacturing facility. Plexus’ price quotations are based upon drawings, specifications, and other written information available to Plexus at the time of quotation. Any additional or different data supplied thereafter may require price adjustments. Pricing will be reviewed at QBRs conducted by the parties on a quarterly basis. In the event new pricing is agreed to at a QBR (or at any other time by mutual, written agreement), such new pricing will be implemented on shipments by Plexus beginning on the day following such agreement. On the day new pricing is implemented, Plexus will also write-down or write-up, as applicable, existing raw materials, and work-in-process held by it to reflect the new agreed to pricing and invoice or credit Packeteer for the same, as applicable.

5.2	Payment

Unless otherwise stated herein, all payments hereunder by Packeteer to Plexus shall be made in US Dollars within thirty (30) calendar days following the date of the invoice without set-off of any kind. Packeteer shall report any believed discrepancies in Plexus’ invoices no later than fifteen (15) days after the date of invoice. Invoices not paid within thirty (30) days of the date thereof will be subject to an interest charge equal to the lesser of 1% per month or the highest rate allowed by law.

5.3	Invoicing

Plexus may invoice for the Assemblies only after the completed Assemblies are deemed delivered as provided under Section 4.3. Invoicing for OX Components shall be subject to Section 7 below. Along with the invoice, Plexus shall furnish, at no additional charge, Packeteer an electric MS Excel report in a format and version acceptable to Packeteer. Such report shall be organized by Assembly serial number and shall include the following information: (1) Packeteer Assembly part number, (2) Plexus invoice number, (3) Plexus invoice date; and (4) Packeteer Purchase Order number. Packeteer may request modifications to this report with reasonable notice and Plexus agrees to use it reasonable best efforts to facilitate Packeteer’s request at no additional charge. In the event Plexus

“CONFIDENTIAL TREATMENT REQUESTED”

can provide an alternative means in which Packeteer may obtain and download the above report electronically to load into Packeteer’s systems, the parties agree to work in good faith to work towards implementing such change.

5.4	Taxes

Packeteer shall be responsible for sales, use, excise or custom taxes or duties resulting from the sale or shipment of the Assemblies in accordance with its Purchase Orders. In the event Plexus is required to pay such tax, Packeteer shall reimburse Plexus for the same subject to Section 5.2. If the transaction between Plexus and Packeteer is exempt from all such taxes, Packeteer shall provide Plexus with a tax exemption certificate or other document acceptable to all taxing authorities at the time the order or contract is submitted. Packeteer assumes responsibility for obtaining resale certificates from its customer.

5.5	Insurance

a. Plexus represents that it has procured and at all times during the term of this Agreement shall maintain the following minimum levels of insurance, covering activities and obligations undertaken by Plexus pursuant to this Agreement:

i)	Workers’ Compensation and Employer’s Liability Insurance

Limits of Liability
Workers’ Compensation — statutory limits
Employer’s Liability- $1,000,000

ii)	General Liability, Comprehensive Form, including but not limited to:

Premises – Operations
Completed Operations
Contractual
Broad Form Property Damage
Personal Injury
Limits of Liability
Bodily Injury: $1,000,000 per occurrence; $2,000,000 aggregate.
Property Damage: $1,000,000 per occurrence; $2,000,000 aggregate.
OR
Combined Single Limit. Bodily Injury and Property Damage
$1,000,000 per occurrence; $2,000,000 aggregate.

               iii) Property Insurance to cover the replacement value of the finished Assemblies work in process and all Components, including Customer-Supplied Components and all Packeteer tooling and other Packeteer equipment or supplies while under the control of Plexus up to and prior to shipment of the Assembly to Packeteer or Packeteer’s customer. Packeteer shall be named loss payee on such policies for all such property owned by them.

b. Plexus shall procure additional amounts or categories of insurance coverage, if required by law. Prior to commencing work, Plexus shall provide executed certificates of insurance to Packeteer evidencing the coverage described above and copies of such policies upon request. Plexus shall promptly notify Packeteer of any modification, cancellation, lapse, or termination in such insurance which may affect Packeteer.

6. QUARTERLY BUSINESS REVIEWS (“QBR”) AND OTHER BUSINESS REVIEWS

Plexus and Packeteer agree to meet quarterly, or as otherwise specified below or agreed upon by both parties, to discuss the state of business and to review business performance issues and improvement initiatives. The items to be reviewed include, but are not limited to, the following:

Packeteer and Plexus Business Trends

Packeteer and Plexus agree to review their business initiatives and any significant changes that may affect the relationship between Packeteer and Plexus. In addition, Packeteer will present business trends and performance to

“CONFIDENTIAL TREATMENT REQUESTED”

Forecast so that Plexus can better serve the current Packeteer requirements. Nothing herein will obligate either party to disclose any information regarding such party’s business and any such disclosures so made shall be made in the disclosing party’s sole discretion.

Cost Savings Initiatives (Components and Labor)

Plexus and Packeteer agree to review initiatives to reduce cost from the bill of materials and manufacturing process for the Assemblies.

Physical Inventory Review

Plexus and Packeteer agree to review inventory and other reporting requirements set forth herein and Plexus’ Assembly handling and inventory procedures.

Volatile Component Pricing Meeting

Plexus and Packeteer agree to review the Volatile Component List on a monthly basis. The Volatile Component List shall include those Components as agreed and adjusted from time to time by the parties.

OX Components Review

Plexus and Packeteer agree to review the OX Report on a monthly basis in order to adjust the manner in which Plexus place orders for Components if Packeteer views the value of such Components as being excess.

Delivery Performance

Plexus and Packeteer agree to measure, review and discuss delivery performance for all Assemblies. Both parties agree to measure actual delivery dates as compared to Packeteer requested delivery dates and to Plexus’ expected delivery dates.

Quality Performance

Plexus and Packeteer agree to discuss the agreed upon quarterly quality metrics for the program.

Payment Performance

Plexus and Packeteer agree to review any issues that are preventing payment within the agreed upon payment terms.

Assembly Pricing

Plexus and Packeteer agree to review Assembly pricing. Any Assembly price adjustments required shall be based upon total Assembly order quantities, prevailing Component market prices, supply chain programs, Engineering Change requests or other relevant data.

7.	INVENTORY MITIGATION/REPORTING/LIABILITY

7.1	Inventory Reporting, Inventory Liability and Coverage

a. Component Mitigation. Plexus may have OX Components on hand or on order as a consequence of 1) Packeteer Demand adjustments, cancellations or rescheduling of Purchase Orders by Packeteer, 2) Plexus’ support of increases to Demand by Packeteer, 3) the failure of Purchase Orders to consume previously Forecasted requirements, 4) the failure to have adequate or conforming supplies of Customer-Supplied Components, 5) end of life requirements, 6) economic or minimum order quantities, or 7) engineering or material change orders. Plexus will use best reasonable efforts to minimize Component liability to Packeteer caused by Packeteer Demand changes, cancellations, and other factors. These efforts will include returning Components to, or restocking Components with Suppliers, canceling orders with Suppliers, or using Components to meet the current demand of other Plexus customers but only if first approved by Packeteer. Packeteer agrees to assist Plexus in such efforts if appropriate and requested by Plexus.

Packeteer acknowledges that Plexus’ mitigation efforts, even if successful, may result in cancellation, restocking, and similar charges imposed by Suppliers. Plexus will obtain Packeteer’s approval prior to incurring such charges.

“CONFIDENTIAL TREATMENT REQUESTED”

If so approved by Packeteer, Packeteer will pay Plexus for the charges imposed within thirty (30) days from the date of Plexus’ invoice.

b. Component Inventory Reporting. Monthly on Plexus’ own initiative or sooner upon Packeteer request, Plexus will provide a written report to Packeteer detailing the level of OX Components at Plexus (the “OX Report”). Packeteer will respond to Plexus in writing within thirty (30) days of receipt of the OX Report with any good faith disagreement to it, detailing with reasonable particularity the nature of any such disagreement. Packeteer’s failure to respond within such period will represent its acceptance of the OX Report. Should Packeteer disagree with the OX Report, Packeteer and Plexus will work in good faith to promptly resolve the disagreement, escalating such disagreement to executive management at the request of either party and Plexus agrees to provide such additional information as Packeteer may reasonably request in order to verify the accuracy of the OX Report and the basis for such Excess Components or Obsolete Components being procured. Any undisputed portion of the OX Report will proceed to resolution as provided in Section 7.1.c. below. The parties agree that Packeteer shall not be obligated to pay for Excess Components or Obsolete Components that were not procured in accordance with Packeteer Demand, at times reasonably consistent with the lead-time of such Components at the time of order, and as otherwise required by the terms of this Agreement or permitted by Packeteer.

c. OX Component Liability Resolution. Subject to having performed the mitigation and reporting on OX Components as provided above, Packeteer shall within thirty (30) days from the date of an appropriate Plexus invoice to reflect the undisputed portion of the OX Report:

1.	remit payment to Plexus for Obsolete Components at the Component Value; and

2.	with respect to Excess Components, at Packeteer’s option (i) remit payment to Plexus for the Excess Material at the Component Value thereof, (ii) remit a deposit to Plexus for the Excess Material at the Component Value thereof, or (iii) provide Plexus with a Purchase Order for Assemblies that will consume the Excess Material within thirty (30) days.

The remittance of a deposit by Packeteer as provided above will represent a security to Plexus for Packeteer’s Component liability. Plexus and Packeteer will review any amounts on deposit with Plexus from time to time at either party’s discretion and make adjustments to the same to reflect the-then current Component Value of Excess Components. Plexus may hold any such deposits made by Packeteer under this Agreement in any manner at its discretion. Title and risk of loss for Components against which a deposit has been made shall remain with Plexus. Plexus will also retain responsibility to insure and warehouse such Components according to Plexus’ then-current practices.

7.2	Physical Inventory Reviews

Plexus shall permit Packeteer to conduct physical inventory reviews on a regular basis as deemed necessary by Packeteer in its sole discretion. During such reviews, Plexus agrees to provided at no additional cost a person reasonably familiar with this Agreement and Plexus’ manufacturing and inventory procedures to assist Packeteer in conducting such reviews. In such event that Packeteer chooses to migrate from conducting physical inventory reviews to a cycle count method of tracking inventory, then Plexus shall at no additional cost agree to provided such services to Packeteer in a method and manner reasonably agreed upon by the parties.

8.	QUALITY STANDARDS

a. General. Plexus agrees to maintain a quality assurance program compliant with the requirements of ISO 9001: 2000 and shall be ISO 9001 certified and provide a copy of certification and/or plan upon request. Plexus additionally agrees to obtain other Packeteer specified or legally required Assembly certifications if requested by Packeteer. The cost of procuring such additional services shall be mutually agreed upon in writing at prior to such services being performed. Upon Packeteer’s request, Plexus shall provided Packeteer with a statement of origin and with applicable customs documentation for any Components wholly or partially manufactured outside of the United States.

b. Workmanship Requirements. Assemblies manufactured by Plexus will be assembled, inspected, and tested in

“CONFIDENTIAL TREATMENT REQUESTED”

accordance with the Specifications and in accordance with the attached Quality Plan. Unless otherwise agreed upon in writing, Plexus shall maintain a Product assurance “workmanship” requirement which mandates internal compliance to [****]. Target process in writing and product first pass yields (or PPM’s) in manufacturing shall be jointly agreed to between Plexus Quality Engineering and the Packeteer. These Packeteer goals will form the basis for Continuous Quality Improvement (“CI”) Activities at Plexus.

c.	Continuous Improvement.

Plexus and Packeteer agree to hold a CI meeting or conference call as often as necessary to be established with the Packeteer’s Quality Team and Plexus CI Team. This CI event will result in documented action items at Plexus that drive improvement efforts that can be reported to management at both organizations.

d. Chronic Tests Failures (“Production”). Packeteer Assemblies will be manufactured and tested to the Specifications associated with the current Assembly revision and the Quality Plan. Assemblies that fail the approved tests [****] for the same issue or that cannot be repaired by Plexus due to a design related issue will be deemed non-repairable Assemblies. The non-repairable Assemblies will be clearly marked as “failed Assemblies.” Both companies agree to review the status of all “failed Assemblies” within ten (10) business days of identification and Plexus agrees to dispose of them as directed by Packeteer either by scrapping the Assemblies or shipping the Assemblies to Packeteer. If such failure was at no fault of Plexus, Plexus will issue Packeteer an invoice at the quoted Assembly price with payment terms as described in Section 5 of this Agreement. Plexus’ test data will be maintained and will be available for inspection by Packeteer during normal business hours upon reasonable notice. Plexus agrees to comply with applicable quality procedures and testing as set forth in the Specifications and the Quality Plan, including the quality guidelines attached thereto, and Plexus shall provide quality-control records and reports to Packeteer promptly upon request.

e. Packaging. Packaging will be in accordance with Packeteer’s standards set forth in the Specifications, unless otherwise mutually agreed in writing. Packeteer shall specify in the Specifications, the trademarks and trade dress features to appear on the Assemblies and the publications to be included in the packaging.

f. Manufacturing and Design Documentation. Plexus shall segregate all materials and media provided to Plexus by Packeteer or third party contractors, Suppliers or licensors acting at Packeteer’s request or created by Plexus or third party contractors, Suppliers, or licensors acting at Plexus’ request, in each case for use in the services to be performed by Plexus for Packeteer hereunder, and provide Packeteer with a set of copies thereof as requested by Packeteer from time to time. Except for copies needed to be retained for Plexus to complete its obligations under this Agreement and one copy which may be retained in a segregated manner solely for nonproductive archival purposes for reference concerning Plexus’ obligation hereunder subject to the confidentiality provisions set forth herein, Plexus shall turn over such materials to Packeteer upon termination of this Agreement.

9.	ENGINEERING CHANGES

a. Notice of change. Packeteer agrees to submit all Engineering Changes (EC) to Plexus in writing. An EC may be a permanent change or a temporary change or temporary deviation from Packeteer’s Specifications as directed by Packeteer. Plexus will attempt to evaluate the feasibility of the EC requested by Packeteer within two (2) business days of receipt and respond to Packeteer in writing with the potential impact of the EC on current on-hand or on-order inventory, work-in-progress and the delivery schedule. In the event that Packeteer requests an EC, Plexus agreed to use its best efforts to implement the EC in an appropriate manner.

b. Notice of EC impact.

In addition to the written response provided above, Plexus will attempt to respond to Packeteer within seven (7) business days of Packeteer’s submission of an EC with a written evaluation of the EC including: a) the cost to modify tooling or related non-recurring expenses, b) the obsolete quantity of Components Plexus has on hand and/or on order with its Suppliers related to the EC which cannot be cancelled by Plexus without penalty, c) the cost to rework work-in-process and any ongoing unit price adjustment resulting from the EC, d) the expected effect on the delivery schedule to include the effect on all in-process work (e.g., re-workable, repairable, etc.), and e) the manner in which the EC will be implemented. Should an EC affect Plexus’ ability to meet a previously agreed upon

“CONFIDENTIAL TREATMENT REQUESTED”

Delivery Date, Plexus shall immediately notify Packeteer of such event and shall provide Packeteer with the alternative Delivery Date. However, Plexus will work with Packeteer in good faith to avoid any such inability to perform and deliver the Assemblies required by Packeteer.

10.	TOOLING AND TEST EQUIPMENT

All Packeteer custom tooling produced or obtained by Plexus for the Assemblies delivered hereunder will be paid for by Packeteer at prices agreed upon by the parties. Such tooling shall become and remain the property of Packeteer. If Plexus is required to obtain such custom tooling for Packeteer, Plexus agrees to invoice Packeteer for such tooling within one (1) business day of such tooling/equipment being placed into service. Packeteer may also consign tooling and/or test equipment to Plexus for the manufacture of the Assemblies.

All Packeteer custom tooling and test equipment owned by Packeteer shall be used by Plexus only for the benefit of Packeteer, and shall be delivered to Packeteer upon request. Plexus will not cause to occur any lien or encumbrance on any such tooling or test equipment owned by Packeteer and in Plexus possession. Plexus will insure any Packeteer owned tooling or test equipment in Plexus’ possession at the replacement value thereof under the terms of Plexus’ then current insurance policies.

Plexus shall maintain, repair, calibrate, or upgrade test equipment. Packeteer will pay for any such services on a time and materials basis subject to Plexus submitting a quotation and obtaining Packeteer’s acceptance of such quotation prior to any such services being performed with the exception of routine maintenance, which routine maintenance shall be performed by Plexus at no additional cost. Such maintenance shall be quoted by Plexus, and, if accepted by Packeteer, Packeteer shall issue a Purchase Order for such services. Replacement parts for test equipment will be charged at Plexus’ cost plus markup as specified in Addendum 1. Travel expense incurred by Plexus shall not be passed on to Packeteer unless specifically agreed upon in writing by Packeteer.If Packeteer requests the return of any tooling and/or test equipment from Plexus and the return of such tooling prevents Plexus from providing Assemblies or warranty service to Packeteer, then Plexus shall be relieved of such obligations.

11.	DOCUMENTATION

Packeteer, individually or through its subcontractors, shall have primary responsibility for the preparation of Specifications for the Assemblies and all updates to such Specifications. Packeteer will notify Plexus of any changes to the Specifications in accordance with Section 9.

12.	LIMITED WARRANTY

Warranty. Plexus warrants that the Assemblies will conform to the Specifications and be free from defects in workmanship performed by Plexus for a period of [****] from the date the Assemblies are put into Plexus’ finished goods inventory, and that Packeteer shall receive good and marketable title to the Assemblies upon delivery, free of any liens or claims (other than intellectual property rights, which are addressed in Section 14). With respect to Components, Plexus will transfer to Packeteer any transferable Component warranties received from the manufacturer thereof. [****] Plexus shall provide Packeteer with a report identifying each Component’s warranty and indemnity terms and conditions at the QBR or sooner at Packeteer’s request. Such warranty shall begin no sooner than the date such Components are shipped to Plexus by the manufacturer. If Components may be returned under manufacturer’s warranty, Plexus will, on Packeteer’s behalf and without additional charge, manage the return of any such Components to the manufacturer thereof for repair or replacement. Packeteer, at any time, shall have the right to inspect the Assemblies, Component and/or work-in-process on Plexus’ premises. If inspection or test is made on Plexus’ premises, Plexus agrees to provide Packeteer inspectors with reasonable facilities and assistance at no additional charge. No such inspection or approval by Packeteer shall constitute a waiver of any further warranty claim.

In Warranty Assemblies. Plexus will, at it’s option and free of charge to Packeteer, repair or replace Assemblies not conforming to the warranties in this Section 12 provided they are returned to Plexus bearing a return materials authorization (RMA) number issued by Plexus, securely packaged, with freight prepaid, and within the warranty period. Plexus’ warranty for replacement or repaired Assemblies shall be the same as the warranty stated herein provided that the duration of such warranty shall be limited to the greater of (i) the duration of the balance of the

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[****] warranty which remained on the original defective Assemblies; or (ii) [****]. The duration of such warranty shall begin from the date of shipment of the Assembly to the Packeteer customer or shipment of the Assembly to Packeteer. Plexus will make all reasonable efforts to respond to Packeteer promptly after receiving a RMA number request but in no event later than five (5) calendar days. Plexus will return any Assemblies repaired or replaced pursuant to this paragraph to Packeteer with freight prepaid. If Plexus is unable to repair or replace such Assemblies, Plexus will credit Packeteer’s account for any Assemblies found not to conform to such warranties during the warranty period. Warranty repairs shall be made within ten (10) business days after receipt of the non-conforming Assembly. Warranty repairs performed by Packeteer or any third party will be only on terms to be mutually agreed by the parties.

The above warranty does not apply to:

▪	Design Deficiencies, except that this exclusion will in no way affect any design warranty made by Plexus under any separate agreement executed by the parties for the provision by Plexus of design services.

▪	Malfunctions, defects, or failures that result from misuse; abuse; accident; neglect; improper installation, operation or maintenance; theft; vandalism; acts of God; power failures or surges; casualty; or alteration, modification, or repairs by any party other than Plexus, its employees or agents.

▪	Customer-Supplied Components

▪	Assemblies shipped by Plexus and not tested according to agreed-upon test procedures at the direction of Packeteer provided that such test(s) would have reasonably been determined to have caught such defect.

Plexus warrants that the manufacturing processes employed by it hereunder (other than those specifically required by Packeteer’s Specifications) shall not infringe any third-party intellectual property rights.

THE FOREGOING CONSTITUTES PACKETEER’S SOLE REMEDIES AGAINST PLEXUS FOR BREACH OF WARRANTY CLAIMS. EXCEPT AS PROVIDED IN THIS SECTION, PLEXUS MAKES NO WARRANTIES WITH RESPECT TO THE ASSEMBLIES OR ITS SERVICES HEREUNDER, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES RESPECTING NONINFRINGEMENT, OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY IMPLIED WARRANTIES ARISING FROM A COURSE OF PERFORMANCE, A COURSE OF DEALING, OR TRADE USAGE. PLEXUS MAKES NO WARRANTY WITH RESPECT TO MANUFACTURING SOFTWARE. ALL SOFTWARE IS PROVIDED “AS IS,” PROVIDED HOWEVER PLEXUS SHALL NOT INCLUDE ANY SUCH MANUFACTURING SOFTWARE IN THE ASSEMBLIES. FOR THE PURPOSE OF THIS SECTION, MANUFACTURING SOFTWARE SHALL MEAN SOLELY THAT SOFTWARE USED BY PLEXUS IN ITS MANUFACTURING PROCESS.

Out-of-Warranty Assemblies. Out-of-Warranty Assemblies returned for repair shall be evaluated and the cost to repair the Assembly determined by Plexus. Plexus will notify Packeteer of the estimated repair cost and will await written authorization from Packeteer before commencing repairs. Packeteer shall pay shipping charges for out-of-Warranty Assemblies. Out of warranty repairs shall be warranted for [****]with respect to the repair work performed. Warranty repairs shall be made within ten (10) business days after receipt of the non-conforming Assembly. Any repair services requested of Plexus by Packeteer not explicitly covered by the above warranty, including, but not limited to, upgrade services, will be out-of-warranty services and performed by Plexus at its option and on a time and materials basis or as otherwise mutually agreed upon in writing by the parties. In addition, Assemblies for which Plexus cannot duplicate the failure reported by Packeteer and such conformity is verified by Packeteer, shall be returned to Packeteer and Plexus will invoice Packeteer, and Packeteer shall pay, Plexus shipping charges.

13.	PROPRIETARY RIGHTS

All intellectual property produced or developed (i) by Packeteer during the term of this Agreement in connection with the Assemblies, (ii) by Plexus relating to the design of the Assemblies, or (iii) by Plexus relating to any test

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services, tooling, or fixtures used to manufacture, test, or configure-to-order the Assemblies and that are custom in nature to the Assemblies shall be owned exclusively by Packeteer. All intellectual property produced or developed by Plexus during the term of this Agreement in connection with the manufacturing process, including relating to any test services, tooling, or fixtures (so long as such test, tooling, stencil, or equipment intellectual property is not custom in nature to the Assemblies) shall be owned exclusively by Plexus (“Plexus IP”). Except with respect to the Plexus IP, Plexus hereby assigns, transfers and conveys to Packeteer all copyright rights in the Assemblies and other services, including but not limited to works qualifying as “works made for hire” as defined in the U.S. Copyright Laws (U.S.C. Title 17 – Copyrights). Except for any licenses and immunities that are expressly granted by this Agreement, nothing in this Agreement or any course of dealing between the parties will be deemed to create a license from either party to the other of any intellectual property right, whether by estoppel, implication, or otherwise. Each party expressly reserves all rights under trade secrets, patents, trademarks, copyrights or maskworks owned by such party.

To the extent that Plexus incorporates into Assemblies or other services provided to Packeteer any of Plexus’ pre-existing works and with respect to Plexus IP, Plexus agrees to grant, and hereby grants to Packeteer a non-exclusive, fully paid up, world-wide, non-transferable, and perpetual license under such Plexus intellectual property rights to copy, distribute, display, perform and make derivative works of such intellectual property to the extent reasonably necessary for Packeteer to make, use, or sell the Assemblies. Any such derivative works developed by Packeteer shall be promptly disclosed to Plexus and will be owned by Plexus.

If Plexus incorporates any works of any third party into the Assemblies as a result of the subcontracting of any work to be performed hereunder, Plexus agrees to acquire for Packeteer, at no additional cost to Packeteer, a fully paid up, non-exclusive, world-wide, and perpetual license to copy, distribute, display, perform and make derivative works of such third party works to the extent reasonably necessary for Packeteer to make, use, or sell the Assemblies.

Plexus shall provide any reasonable assistance necessary for Packeteer to perfect its rights in the Assemblies. Plexus’ obligation under this section shall survive and continue beyond the expiration or termination of this Agreement.

14.	INDEMNIFICATION

Packeteer agrees to defend at its expense, hold harmless and indemnify Plexus, its officers, shareholders, directors, employees, and agents, from and against any judgments, liabilities, claims, demands, expenses, or costs (including reasonable attorneys’ fees) to the extent arising from any claim, action, or allegation relating to the Specifications of the Assemblies or the infringement by the Assemblies of any third party intellectual property right, except with respect to infringement caused by Plexus’ deviation from Packeteer’s Specifications without Packeteer’s written consent or for which Plexus has an indemnification obligation to Packeteer under the paragraph below. Plexus shall notify Packeteer promptly upon becoming aware of any claim or action pursuant to which indemnity will be sought and shall provide reasonable assistance to Packeteer, at Packeteer’s expense, in the defense of any such action. Packeteer shall have sole control over the defense or settlement of any such proceeding or claim. Plexus, at its own expense, shall protect, defend, hold harmless, and indemnify Packeteer, and shall pay any damages, agreed upon settlement amounts, or necessary costs (including reasonable attorney fees and fines) finally awarded with respect to all proceedings or claims against it for the infringement of any intellectual property rights to the extent resulting from (i) Plexus’ manufacturing process or its manufacture of tooling or fixtures and test development services or (ii) Plexus’ deviation from Packeteer’s Specifications without Packeteer’s prior written consent. Plexus shall not have any indemnification obligation to the extent resulting from (1) compliance with Packeteer’s Specifications; or (2) infringement or alleged infringement caused by Customer-Supplied Components. Plexus shall have sole control over the defense or settlement of any such proceeding or claim.

Furthermore, each party shall indemnify and defend the other party against all claims, suits, losses, expenses, and liabilities for bodily injury, personal injury, death, and tangible property damage directly or indirectly caused through the willful misconduct or gross negligence of such party or of any person for whose actions said party is legally liable.

15.	TERMINATION

“CONFIDENTIAL TREATMENT REQUESTED”

Either party may terminate this Agreement at any time and for any reason upon one hundred fifty (150) days prior written notice to the other party. In addition, either party may terminate this Agreement in the event that the other party (i) fails to cure a material default under this Agreement within forty-five (45) days after receiving written notice thereof or (ii) becomes insolvent, files, or has filed against it a petition in bankruptcy, makes an assignment for the benefit of creditors, or generally becomes unable to pay its debts as they become due.

After the issuance by either party of a notice of termination under this Section 15 hereof, and prior to the termination of this Agreement, Plexus will accept Purchase Orders, subject only to Component availability from the supply chain and the flexibility parameters of Section 4.2 hereof, to accommodate Packeteer’s “last time buy” requirements. Should the fulfillment by Plexus of these requirements extend beyond the actual termination date of this Agreement, the terms of this Agreement will nevertheless survive such termination and apply to such Purchase Orders and their fulfillment. However, Plexus may require that Packeteer establish an escrow account for the payment of the Assemblies should the notice of termination be due to Packeteer breach but shall not be obligated to accept Purchase Orders if Packeteer is in breach of Section 14 hereof or if the fulfillment of the same will extend beyond sixty (60) days after the termination of this Agreement based upon the Manufacturing Lead-Time established prior to the date notice of termination is given, which is expected not to exceed four (4) weeks from the receipt of Packeteer’s Purchase Order.

Upon termination of this Agreement, all outstanding Packeteer Purchase Orders shall be fulfilled subject to the terms and conditions of this Agreement unless otherwise cancelled by Packeteer. Furthermore, subject to the following paragraph, Packeteer agrees to pay Plexus the Component Value of any Components on hand or on order as of the date of Termination provided the quantity of such Components was procured in accordance with this Agreement.

Plexus will use best reasonable efforts to minimize Component liability to Packeteer caused by termination. These efforts will include returning Components to, or restocking Components with Suppliers, canceling orders with Suppliers, or using Components to meet the current demand of other Plexus customers but only if first approved by Packeteer. Packeteer agrees to assist Plexus in such efforts if appropriate and requested by Plexus.

Upon termination or expiration of this Agreement, Plexus shall immediately deliver or destroy, at Packeteer’s direction, all Packeteer Confidential Information, Assemblies, Components and Components on order for which Packeteer has paid for, and other materials, equipment, tools and other items in Plexus’ possession or which were provided to Plexus by Packeteer or purchased by Packeteer. With respect to equipment, tools, Components and other materials that Plexus has purchased at Packeteer’s direction and on Packeteer’s behalf, Packeteer shall be required to have reimbursed Plexus for such materials prior to Plexus delivering them to Packeteer.

16.	CONFIDENTIALITY

The parties shall abide by the terms and conditions of that certain Non-Disclosure Agreement entered into by them and dated January 17, 2005. All information provided by Packeteer with respect to the manufacture, testing or packaging of the Assemblies shall be treated as Confidential Information of Packeteer whether or not marked as “Confidential” but so long as such information qualifies as Confidential Information under said Non-Disclosure Agreement.

17.	SURVIVAL

Sections 1, 2, 5, 12, 13, 14, 15, 16, 17, 18, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32, 33, 34, 35, 36, 37 of this Agreement shall survive the termination of this Agreement in accordance with their terms. In addition, the terms of this Agreement shall survive termination in the event of performance by the parties after termination as provided under Section 15.

18.	LIMITATION OF LIABILITY

EXCEPT WITH RESPECT TO SECTIONS 14, AND 16 OF THIS AGREEMENT, IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE, SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOSS OF PROFITS, LOSS OF USE, OR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR EXEMPLARY DAMAGES OF ANY KIND (“CONSEQUESTIAL DAMAGES”),

“CONFIDENTIAL TREATMENT REQUESTED”

WHETHER OR NOT SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE, OR ESSENTIAL PURPOSE, OF ANY REMEDY.

19.	FORCE MAJEURE

Except with respect to obligations for the payment of money, neither party shall be liable for any delay in or failure of performance under this Agreement due to any contingency beyond said parties’ reasonable control, including, but not limited to, an act of God, war, acts of terrorism, insurrection, fire, riot, sabotage, an act of public enemy, flood, storm, accident, Component shortages, or changes in laws or regulations. In the event either party becomes aware of any such event that may lead to a force majeure claim, such party shall immediately advise the other party and shall agree to take all precautions to avoid such event impacting the manufacture of the Assemblies.

20.	ASSIGNMENT

Neither Plexus nor Customer shall assign this Agreement, or any of its rights or delegate any of its responsibilities under this Agreement, and any purported attempt to do so will be null and void, unless agreed to by both parties in writing; provided, however, that Plexus and Customer may, without consent, assign this Agreement to any successor organization resulting from a merger, spin-off, or other reorganization, or any sale of all or substantially all of such party’s assets provided Plexus agrees that it shall not be permitted in any event to assign this Agreement to a competitor of Packeteer and provided Plexus provide advance written notice of such action as soon as practicable. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

21.	ALTERNATE DISPUTE RESOLUTION (“ADR”)

Each party shall escalate any disputes arising hereunder to executive management, who will make good faith efforts to resolve the dispute in a timely manner. If attempts to resolve a dispute by each parties’ executive management fail, then the dispute will be mediated by a mutually acceptable mediator to be chosen by Packeteer and Plexus within forty-five (45) days after written notice by either party demanding mediation. Such mediation shall be conducted in Santa Clara County, California. Neither party may unreasonably withhold consent to the selection of a mediator, and Packeteer and Plexus will share the costs of the mediator equally. Each party shall pay its own attorneys’ fees. By mutual agreement, however, Packeteer and Plexus may postpone mediation until each has completed some specified but limited discovery regarding the dispute. The parties may also agree to replace mediation with some other form of alternate dispute resolution, such as neutral fact finding or a mini-trial.

Any dispute which cannot be resolved between the parties through negotiation, mediation, or other form of ADR within three (3) months of the date of the initial demand for ADR by one of the parties may then be submitted to a court of competent jurisdiction. The use of any ADR procedures will not be construed under the doctrines of laches, waiver, or estoppel to affect adversely the rights of either party. Nothing in this Section will prevent either party from resorting to judicial proceedings if (i) good faith efforts to resolve the dispute under these procedures have been unsuccessful, or (ii) interim relief from a court is necessary to prevent serious and irreparable injury to that party or to others.

22.	APPLICABLE LAW

The parties hereby agree that this Agreement shall be governed by and will be construed in accordance with the laws of the State of New York, irrespective of the conflicts of law provisions thereof. Neither the sale of Assemblies nor any services performed in accordance with this Agreement shall be governed by, or subject to, the United Nations Convention on Contracts for the International Sale of Goods.

23.	TRADEMARKS AND TRADE NAMES

Except with respect to either parties legal or securities reporting obligations, neither this Agreement nor the sale of Assemblies hereunder shall be deemed to give either party any right to use any of the other party’s trademarks or trade names without such other party’s specific, written consent. Packeteer specifically shall have the right to identify Plexus as its contract manufacturer.

24.	COMPLIANCE WITH GOVERNMENT REQUIREMENTS

“CONFIDENTIAL TREATMENT REQUESTED”

In the performance of this Agreement, Plexus shall at all times comply with all applicable governmental laws, statutes, ordinances, rules, regulations, orders and other requirements, including, without limitation, such governmental requirements applicable to environmental protection, wages, hours, equal employment opportunity, nondiscrimination, health, safety and working conditions. Plexus shall comply with the provisions outlined in the Equal Opportunity Clauses of Executive Order 11246, (60-1.4), section 503 of the Rehabilitation Act of 1973, (60-741.5), and, section 402 of the Vietnam Era Veterans Readjustment Act of 1974, (60-250.5), as well as any other regulations pertaining to these orders. In particular, without limitation of the foregoing, Plexus acknowledges and agrees that the Assemblies are subject to restrictions and controls imposed by the Export Administration Act and the Export Administration Regulations and other laws and regulations of the United States and any other applicable government or jurisdiction as enacted by the United States or such other government or jurisdiction from time to time (“the Acts”). Plexus hereby agrees to comply with such restrictions and controls as imposed by the Acts. Plexus agrees that neither the Assemblies will be exported, directly or indirectly, in violation of these laws, or used for any purpose prohibited by these laws, including without limitation, nuclear, chemical, or biological weapons proliferation. Notwithstanding the foregoing, Packeteer shall assume responsibility to secure any export licenses or other approvals required to ship the Assemblies to Packeteer’s customers. Plexus will not be responsible for Packeteer’s failure to comply with the Acts in such effort or any compliance by Plexus with Packeteer instructions with regard to the shipment of Product. In the event that Packeteer’s assistance is necessary to achieve such compliance, Plexus shall promptly notify Packeteer. Upon Packeteer’s request, Plexus shall provide Packeteer with documentation demonstrating Plexus’ compliance with such governmental requirements. After reasonable notice and under reasonable conditions, Packeteer shall have the right to inspect and copy any records of Plexus regarding such compliance.

25.	INSURANCE, TAXES AND BENEFITS

Plexus shall have full and exclusive liability for the payment of, and Plexus shall pay, any and all taxes and contributions for unemployment insurance, old age retirement benefits, workers’ compensation insurance or benefits, life insurance, pensions, annuities and similar benefits and any other employment-related costs, obligations, and duties which may now or hereafter be imposed by law, collective bargaining agreements or otherwise with respect to persons employed by Plexus for the performance of services under this Agreement.

26.	SOLICITATION OF EMPLOYMENT

Plexus agrees not to recruit, divert or solicit the employment of any Packeteer employee during the term of this Agreement and for a period of ninety (90) days following termination of this Agreement. If Plexus violates this provision, the parties agree that Plexus shall pay Packeteer the equivalent of six (6) month’s salary for each of the employees so solicited. The foregoing shall not prohibit Plexus from making general solicitations, such as by advertisement, and hiring any Packeteer employee responding to such general solicitation.

27.	USE OF PACKETEER RESOURCES

If given authorization to utilize Packeteer resources (e.g. computer resources), Plexus agrees to use such resources strictly for performing the services hereunder to Packeteer. Any other or unauthorized use will subject Plexus to immediate termination of the Agreement without further payment. Upon such termination, Packeteer does not waive any possible legal action arising from the unauthorized use of Packeteer resources.

28.	NOTICES

All notices shall be in writing and shall be deemed given on the date deposited in the United States mail, postage prepaid, registered or certified, with return receipt requested. Notices shall be addressed at their respective addresses appearing in the introductory section of this Agreement, but each party may change its address by written notice in accordance with this section.

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29.	INSPECTION

At no additional cost, at reasonable times and under reasonable conditions, Packeteer, its agents and Packeteer’s customers or potential customers shall have the right to inspect Plexus’ facility. However, inspection of Plexus’ facility by a Packeteer agent, customer or potential customer shall be subject to Plexus’ consent, which shall not be unreasonably withheld. Additionally, Packeteer and its agents shall have the right to inspect and audit Plexus records and facility as they pertain to the services performed by Plexus under this Agreement. At the conclusion of any services performed under this Agreement, Packeteer shall have the right to make any final inspection or tests that Packeteer shall deem advisable, but at reasonable times and under reasonable conditions.

30.	TITLES AND HEADINGS

All titles or headings utilized in this Agreement are for convenience only and shall not be considered in construing or interpreting this Agreement. The titles or headings used in this Agreement shall not define, limit, extend or describe the scope of this Agreement or the intent of its provisions.

31.	LANGUAGE

The parties agree that (i) the English language shall be the exclusive and official language of this Agreement, (ii) this Agreement shall be interpreted exclusively in the English language, and (iii) the English language will govern all future relations of the parties, including, but not limited to, any proceeding, mediation, arbitration, dispute, or claim hereunder.

32.	RELATIONSHIP OF THE PARTIES

Neither party is designated or appointed an agent or representative to the other party and no party will have any authority, either expressed or implied, to create or assume any agency or obligation on behalf of or in the name of the other party. The relationship of Plexus to Packeteer is that of independent contractor, and neither party will have any responsibility for, or obligations to, the employees of the other.

33.	SEVERABILITY

If any provision of this Agreement is adjudged to be unenforceable in whole or in part, such adjudication shall not affect the validity of the remainder of this Agreement. Each provision of this Agreement is severable from every other provision and constitutes a separate, distinct and binding covenant.

34.	COOPERATION

The parties cooperated in the preparation and negotiation of this Agreement and this Agreement will not be construed against or in favor of any party by virtue of the identity, interest, or affiliation of its preparer.

35.	NON-WAIVER

Failure by either party to exercise any right granted in this Agreement shall not be deemed a waiver of such right. A waiver of any right under this Agreement must be in writing and signed by an authorized representative of the party making such waiver.

36.	ENTIRE AGREEMENT; MODIFICATION

This Agreement and the Addendums attached hereto or referenced herein contains the entire understanding of the parties pertaining to the subject matter hereof, and no other agreements, oral or otherwise, shall be deemed to exist or to bind the parties pertaining to the subject matter hereof. This Agreement may not be modified or terminated orally, and no claimed modification, termination, or waiver shall be binding unless in writing and signed by authorized representatives of both parties. Where there is any conflict or inconsistency with the express terms in this Agreement and the attached Addendums, the terms of this Agreement shall supersede such conflicting or inconsistent terms and conditions. The parties expressly agree that any preprinted terms and conditions on any Plexus or Packeteer forms or documents shall be void and of no effect in interpreting the obligations of either party during the term of this Agreement.

37.	COUNTERPARTS; FACSIMILE SIGNATURES

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The delivery of signatures to this

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Agreement by facsimile transmission shall be binding as original signatures.

In witness whereof, the parties have executed this Agreement as of the Effective Date.

PACKETEER, INC.	PLEXUS SERVICES CORP.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

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